EXHIBIT 99.1

NEWS RELEASE
For more information, contact:
David L. Urban
david.urban@flagstar.com
(248) 312-5970

Flagstar Reports First Quarter 2015 Net Income of $31.5 million, or $0.43 per Diluted Share

Significant increase in profitability driven by positive operating leverage
Loan sales result in substantially improved asset quality

Key Q1 Highlights

•	Net income increased $20.4 million, or $0.36 per diluted share, from fourth quarter 2014

•	Positive operating leverage, led by 15 percent increase in revenue and 2 percent decline in expenses versus prior quarter

•	Interest-earning assets rose 8 percent from last quarter, driven by investment portfolio and loan growth; warehouse lending rose 15 percent

•	Performing TDRs declined 69 percent and NPLs declined 30 percent from fourth quarter 2014

•	Tier 1 leverage ratio remained solid at 12.0 percent

TROY, Mich. Apr 28, 2015 - Flagstar Bancorp, Inc. (NYSE:FBC) ("the Company"), the holding company for Flagstar Bank, FSB (the "Bank"), today reported first quarter 2015 net income of $31.5 million, or $0.43 per diluted share, as compared to $11.1 million in the fourth quarter 2014, or $0.07 per diluted share and a net loss of $78.9 million in the first quarter 2014, or $1.51 loss per share.

"Our first quarter results reflect our significant efforts to strengthen our core business and improve financial performance," said Alessandro P. DiNello, president and chief executive officer of Flagstar Bancorp. "Mortgage volumes increased during the first quarter, providing a favorable tailwind, but most of our revenue growth was due to improved gain on sale margins in part from fundamental changes to optimize our mortgage originations business. In addition to improving our top- and bottom-line results, we also grew our balance sheet and executed on our strategic priority to reduce risk by continuing to sell lower quality loans. Nonperforming loans are now well below $100 million, a level Flagstar has not seen since 2006.

"We are encouraged by our progress, especially in controlling expenses given this quarter’s higher business levels. We remain focused on continuing our strong results by growing our community banking franchise in Michigan and expanding our national warehouse lending business, which led our loan growth this quarter.

"Last quarter, we pointed to the work done the previous two years to position the Company for going-forward success. We believe this quarter delivers on our promise to continue to build on this foundation."

First Quarter 2015 Highlights:

Income Statement Highlights
	Three Months Ended					% Change
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	Seq	Yr/Yr
	(Dollars in millions)
Consolidated Statements of Operations
Net interest income	$64.9	$61.3	$64.4	$62.4	$58.2	5.9%	11.5%
Provision for loan losses	(3.5)	5.0	8.1	6.2	112.3	N/M	N/M
Noninterest income	118.3	98.4	85.2	102.5	75.0	20.2%	57.7%
Noninterest expense	137.0	139.3	179.4	121.4	139.3	(1.7)%	(1.7)%
Income (loss) before income taxes	49.7	15.5	(37.9)	37.4	(118.4)	N/M	N/M
Provision (benefit) for income taxes	18.2	4.4	(10.3)	11.9	(40.0)	N/M	N/M
Net income (loss)	$31.5	$11.1	$(27.6)	$25.5	$(78.4)	N/M	N/M

Earnings (Loss) Per Share (1)	$0.43	$0.07	$(0.61)	$0.33	$(1.51)	N/M	N/M
N/M - Not meaningful

(1)	Fully diluted earnings (loss) per share, except where securities would be anti-dilutive. Includes deferred unpaid dividends.

Key Ratios
	Three Months Ended					Change (bps)
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	Seq	Yr/Yr
Net interest margin	2.75%	2.80%	2.91%	2.98%	2.97%	(5)	(22)
Efficiency ratio (adjusted) (1)	75.4%	90.6%	86.8%	71.3%	91.3%	(152)	(159)
Return (loss) on average assets	1.16%	0.44%	(1.08)%	1.04%	(3.39)%	72	N/M
Return (loss) on average equity	8.85%	3.18%	(7.88)%	7.38%	(21.85)%	N/M	N/M
N/M - Not meaningful

(1)	See non-GAAP reconciliation.

Balance Sheet Highlights
	Three Months Ended					% Change
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	Seq	Yr/Yr
	(Dollars in millions)
Average Balance Sheet
Average interest-earning assets	$9,423	$8,725	$8,815	$8,367	$7,830	8.0%	20.3%
Average loans held-for-investment	4,294	4,031	4,088	3,903	3,864	6.5%	11.1%
Average interest-bearing deposits	5,985	5,898	5,788	5,446	5,230	1.5%	14.4%

Net Interest Income

First quarter 2015 net interest income increased to $64.9 million, as compared to $61.3 million for the fourth quarter 2014. The increase from the prior quarter was led by interest-earning asset growth, partially offset by net interest margin reduction.

Net interest margin decreased to 2.75 percent for the first quarter 2015, as compared to 2.80 percent for the fourth quarter 2014. The decrease from the prior quarter was driven primarily by increased Federal Home Loan Bank advances that provided more stable funding for planned loan growth, partially offset by increased interest income.

Average loans held-for-investment totaled $4.3 billion for the first quarter 2015, increasing $263 million or 7 percent compared to the fourth quarter 2014. The Company realized solid growth in warehouse, commercial real estate, and commercial loans. Warehouse loans rose $79 million, or 15 percent, led by market share gains.

Average interest-bearing deposits were $6.0 billion in first quarter 2015, increasing $88 million or 1 percent versus the prior quarter. Retail deposits rose $121 million or 3 percent, led by growth in savings deposits, partially offset by a decline in certificates of deposits.

Average Federal Home Loan Bank advances totaled $1.2 billion for the first quarter 2015, up $388 million compared to the fourth quarter 2014. During the quarter, the Company entered into longer-term fixed rate advances to provide more stable funding for planned loan growth.

Provision for Loan Losses

Provision for loan losses totaled $(3.5) million for the first quarter 2015, as compared to $5.0 million for the fourth quarter 2014. The improvement from the prior quarter was primarily attributable to the reduction of reserves relating to troubled debt restructuring loans which were subsequently sold. The reduction of reserves was partially offset by an increase in provision related to growth in the loan portfolio.

Net charge-offs in the first quarter 2015 were $40.5 million, or 3.97 percent of applicable loans, compared to $9.0 million, or 0.91 percent of applicable loans in the prior quarter. The first quarter 2015 amount included $36.0 million of net charge-offs associated with the sale of $331 million of lower performing loans during the quarter. Excluding loan sales in both quarters, net charge-offs in the first quarter of 2015 were $4.6 million, or 0.45 percent of applicable loans, compared to $6.0 million, or 0.60 percent of applicable loans in the prior quarter.

Noninterest Income

First quarter 2015 noninterest income was $118.3 million, as compared to noninterest income of $98.4 million for the fourth quarter 2014. The first quarter 2015 results were led by higher net gain on loan sales, partially offset by a decrease in the net return on the mortgage servicing asset and a reduction in the fair value of securitized home equity lines of credit ("HELOCs").

Adjustments to Noninterest Income
	Three Months Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
	(Dollars in millions)
Noninterest income	$118.3	$98.4	$85.2	$102.5	$75.0
Adjusting items
Loan fees and charges (1)	—	—	—	(10.0)	—
Representation and warranty provision (2)	—	—	10.3	—	—
Other noninterest income (3)	—	—	—	—	21.1
Adjusted noninterest income (4)	$118.3	$98.4	$95.5	$92.5	$96.1

(1)	Reverse benefit for contract renegotiation.

(2)	Add back reserve increase related to indemnifications claims on government insured loans.

(3)	Adjust for a negative fair value adjustment related to repurchased performing loans.

(4)	Non-GAAP number.

First quarter 2015 net gain on loan sales increased to $91.3 million, as compared to $53.5 million for the fourth quarter 2014. The increase from the prior quarter reflected higher fall-out adjusted locks and improved gain on sales margins. In the first quarter of 2015, fall-out adjusted locks rose 17 percent to $7.2 billion, led by an increase in refinance activity due to lower mortgage interest rates. The net gain on loan sale margin increased 40 basis points to 1.27 percent for the first quarter 2015, as compared to 0.87 percent for the fourth quarter 2014, driven by stronger market pricing power and improved business performance. In recent months, the Company made fundamental changes in its mortgage origination business to enhance customer service and profitability.

Mortgage Metrics
	Three Months Ended					Change (% / bps)
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	Seq	Yr/Yr
	(Dollars in millions)
GOS margin (change in bps) (3)	1.27%	0.87%	0.83%	0.82%	0.93%	40	34
Gain on loans sales	$91.3	$53.5	$52.2	$54.8	$45.3	70.7%	101.5%
Mortgage rate lock commitments (fall-out adjusted) (1)	7,185	6,156	6,304	6,693	4,854	16.7%	48.0%
Residential loans serviced (2)	76,687	76,672	76,943	72,514	73,035	—%	5.0%

(1)
Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(2)	Includes serviced and subserviced loans.

(3)	Gain on sale margin is based on net gain on loan sales to fall-out adjusted mortgage rate lock commitments.

Loan administration income decreased to $4.3 million for the first quarter 2015, as compared to $5.5 million in the fourth quarter 2014.The decrease was primarily due to charges attributable to pool payoffs arising from higher prepayments in the Company’s mortgage servicing portfolio during the first quarter 2015.

Net return on the mortgage servicing asset (including off-balance sheet hedges of mortgage servicing rights) decreased to $(2.4) million for the first quarter 2015, as compared to income of $1.6 million for the fourth quarter 2014. The gross return on the mortgage servicing rights asset was (1.2) percent in the first quarter 2015, a decrease from the fourth quarter 2014, primarily as a result of an increase in anticipated run-off speeds related to elevated mortgage refinance volumes and a net hedge loss related to an increase in market implied volatility.

Net gain on sales of assets decreased to a loss of $0.4 million in the first quarter 2015, compared to a gain of $1.7 million in the prior quarter. The Company sold $24 million of lower performing mortgage loans during the fourth quarter 2014, resulting in a net gain of $1.7 million.

Representation and warranty provision was $1.5 million for the first quarter 2015, as compared to $6.1 million reported for the fourth quarter 2014. The change from the prior quarter was primarily due to a benefit in the prior quarter related to a downward adjustment in the anticipated level of loss rates on claims from Fannie Mae and Freddie Mac and the recovery of expenses. The overall level of the representation and warranty reserve remained at $53.0 million for both March 31, 2015 and December 31, 2014.

The first quarter 2015 other noninterest income was $0.9 million, as compared to $7.2 million for the fourth quarter 2014. The decrease from the prior quarter primarily resulted from a $5.5 million reduction in the fair value of securitized HELOCs.

Noninterest Expense

Noninterest expense was $137.0 million for the first quarter 2015, as compared to $139.2 million for the fourth quarter 2014. The first quarter 2015 results were led by lower asset resolution expense, partially offset by higher variable expense related to increased business activity.

Adjustments to Noninterest expense
	Three Months Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
	(Dollars in millions)
Noninterest expense	$137.0	$139.2	$179.4	$121.4	$139.3
Adjusting items
Legal and professional expense (1)	—	—	(1.1)	(2.9)	—
Other noninterest expense (2)	—	—	(37.5)	10.0	—
Adjusted noninterest expense (3)	$137.0	$139.2	$140.8	$128.5	$139.3

(1)	Adjust for legal expenses related to CFPB litigation settlements during the respective periods.

(2)	Adjust CFPB litigation settlement expense and an additional accrual for the DOJ litigation, respectively.

(3)	Non-GAAP number.

Compensation and benefits increased to $60.8 million for the first quarter 2015, as compared to $59.0 million in the prior quarter, primarily due to higher mortgage origination activity. Commissions rose to $10.4 million for the first quarter 2015, versus $9.3 million in the prior quarter.

First quarter 2015 asset resolution expense decreased to $7.8 million, as compared to $13.4 million for the fourth quarter 2014. The decrease reflects the Company’s on-going efforts to improve asset quality and de-risk the balance sheet.

Legal and professional expenses were $9.0 million for the first quarter 2015, as compared to $10.8 million for the fourth quarter 2014. The $1.8 million decrease in the first quarter was primarily attributable to a reduced volume of foreclosure actions and the completion of various consulting projects.

Other noninterest expenses for the first quarter 2015 totaled $11.9 million, as compared to $10.7 million for the fourth quarter 2014. The increase from the prior quarter was related to loan processing fees tied to higher mortgage origination activity.

Income Taxes

The first quarter 2015 provision for income taxes totaled $18.2 million, as compared to $4.4 million in the fourth quarter 2014. The effective tax rate in the first quarter 2015 was 36.6 percent, as compared to 28.4 percent in the fourth quarter 2014. The lower marginal tax rate in fourth quarter 2014 resulted from year end state tax true-ups and a lower level of pre-tax income.

Asset Quality

Credit Quality Ratios
	Three Months Ended					Change (% / bps)
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	Seq	Yr/Yr
	(Dollars in millions)
Charge-offs, net of recoveries	$40.5	$9.0	$13.1	$7.2	$12.3	N/M	N/M
Total non-performing loans held-for-investment	$84	$120	$107	$120	$111	(30.0)%	(24.3)%
Net charge-off ratio (annualized)	3.97%	0.91%	1.36%	0.78%	1.36%	306	261
Non-performing loans to LHFI	1.81%	2.71%	2.56%	2.76%	2.76%	(90)	(95)
Allowance for loan loss to LHFI	5.69%	7.01%	7.60%	7.41%	8.11%	(132)	(242)
N/M - Not meaningful

First quarter 2015 net charge-offs were $40.5 million, representing 3.97 percent of applicable loans. This represented an increase of $31.5 million from the fourth quarter 2014 net charge-offs of $9.0 million, or 0.91 percent of applicable loans. Excluding loan sales in both quarters, net charge-offs in the first quarter were $4.5 million, or 0.45 percent, compared to $6.0 million, or 0.60 percent in the prior quarter.

Nonperforming loans decreased to $84 million at March 31, 2015 from $120 million at December 31, 2014. The improved asset quality was primarily driven by the sale of lower performing loans in the first quarter 2015. The ratio of nonperforming loans to loans held-for-investment decreased to 1.81 percent at March 31, 2015 from 2.71 percent at December 31, 2014.

The allowance for loan losses was $253 million at March 31, 2015, covering 5.69 percent of loans held-for-investment. The allowance for loan losses was $297 million at December 31, 2014, covering 7.01 percent of loans held-for-investment. The drop in the allowance for loan losses in the first quarter of 2015 was largely due to charge-offs related to the sale of lower performing loans.

Capital

Capital Ratios (Bancorp) (1)	Three Months Ended					Change (% / bps)
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	Seq	Yr/Yr
Total capital	22.6%	24.1%	24.4%	25.2%	25.3%	(150)	(270)
Tier 1 capital	21.3%	22.8%	23.0%	23.9%	24.0%	(150)	(270)
Tier 1 leverage	12.0%	12.6%	12.5%	12.6%	12.6%	(60)	(60)
Mortgage servicing rights to Tier 1 capital	22.2%	21.8%	24.9%	24.2%	27.6%	40	(540)
Book value per common share (change in percent)	$20.43	$19.64	$19.28	$19.90	$19.29	4.0%	5.9%

(1)
On January 1, 2015, the Basel III rules became effective, subject to transitions provisions primarily related to regulatory deductions and adjustments impacting common equity Tier 1 capital and Tier 1 capital. We reported under Basel I (which included the Market Risk Final Rules) at December 31, 2014.

The Company's regulatory capital ratios remain well above current regulatory quantitative guidelines for "well-capitalized" institutions. At March 31, 2015, the Company had a Tier 1 leverage ratio of 12.0 percent, as compared to 12.6 percent at December 31, 2014. The drop in the regulatory capital ratio resulted from balance sheet growth and a 7 basis point impact from the partial phase-in of Basel III. At March 31, 2015, the Company had a common equity-to-assets ratio of 9.96 percent.

Earnings Conference Call

As previously announced, the Company's first quarter 2015 earnings call will be held on Tuesday, April 28, 2015 at 11 a.m. (Eastern).

To join the call, please dial (888) 812-8589 toll free or (913) 312-1276, and use passcode: 2728522. Please call at least 10 minutes before the conference is scheduled to begin. A replay will be available for five business days by calling (888) 203-1112 toll free or (719) 457-0820, using passcode: 2728522.

The conference call will also be available as a live audio cast on the Investor Relations section of flagstar.com. It will be archived on that site and will be available for replay and download. A slide presentation accompanying the conference call will also be posted on the site.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is a $11.6 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, the largest bank headquartered in Michigan, provides commercial, small business, and consumer banking services through 107 branches in the state. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as through 16 retail centers in 11 states. Flagstar is the ninth largest national originator of mortgage loans and a top 20 mortgage servicer, handling payments and recordkeeping for over $75 billion of home loans for nearly 385,000 borrowers. For more information, please visit flagstar.com.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this press release includes non-GAAP financial measures such as an adjusted efficiency ratio, adjusted earnings, the ratio of total nonperforming assets to Tier 1 capital (to adjusted total assets) and estimated Basel III ratios. The Company believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the underlying performance and trends of Flagstar.

Non-GAAP financial measures have inherent limitations, which are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To mitigate these limitations, there are practices in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and to ensure that the Company's performance is properly reflected to facilitate consistent period-to-period comparisons. Although the Company believes the non-GAAP financial measures disclosed in this report enhance investors' understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for those financial measures prepared in accordance with GAAP.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this earnings release, conference call slides, or the Form 8-K related to this press release. Additional discussion of the use of non-GAAP measures can also be found in Flagstar Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2014. These documents can be found on the Company’s website at flagstar.com.

Forward Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of Flagstar Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements can be found in Flagstar Bancorp Annual Report on Form 10-K for the year ended December 31, 2014, which has been or will be filed with the Securities and Exchange Commission and is available on the Company’s website (flagstar.com) and on the Securities and Exchange Commission's website (sec.gov). Other than as required under United States securities laws, Flagstar Bancorp does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(Dollars in millions)

	March 31, 2015	December 31, 2014	March 31, 2014
	(Unaudited)		(Unaudited)
Assets
Cash and cash equivalents	$241	$136	$219
Investment securities	2,295	1,672	1,207
Loans held-for-sale	2,097	1,244	1,674
Loans with government guarantees	704	1,128	1,267
Loans held-for-investment, net
Loans held-for-investment	4,631	4,448	4,020
Less: allowance for loan losses	(253)	(297)	(307)
Total loans held-for-investment, net	4,378	4,151	3,713
Mortgage servicing rights	279	258	320
Federal Home Loan Bank stock	155	155	210
Premises and equipment, net	241	238	233
Net deferred tax asset	416	442	451
Other assets	765	416	317
Total assets	$11,571	$9,840	$9,611
Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$1,468	$1,209	$983
Interest bearing	6,081	5,860	5,327
Total deposits	7,549	7,069	6,310
Federal Home Loan Bank advances	1,625	514	1,125
Long-term debt	317	331	349
Representation and warranty reserve	53	53	48
Other liabilities	607	500	427
Total liabilities	10,151	8,467	8,259
Stockholders' Equity
Preferred stock	267	267	267
Common stock	1	1	1
Additional paid in capital	1,483	1,482	1,479
Accumulated other comprehensive income (loss)	23	8	(1)
Accumulated deficit	(354)	(385)	(394)
Total stockholders' equity	1,420	1,373	1,352
Total liabilities and stockholders' equity	$11,571	$9,840	$9,611

Flagstar Bancorp, Inc. Consolidated Statements of Operations (Dollars in millions, except per share data) (Unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014

Total interest income	$79.3	$72.2	$66.4
Total interest expense	14.4	10.9	8.2
Net interest income	64.9	61.3	58.2
(Benefit) provision for loan losses	(3.5)	5.0	112.3
Net interest income after provision for loan losses	68.4	56.3	(54.1)
Noninterest Income
Net gain on loan sales	91.3	53.5	45.3
Loan fees and charges	17.0	16.8	12.3
Deposit fees and charges	6.1	6.0	4.8
Loan administration income	4.3	5.5	7.0
Net (loss) return on the mortgage servicing asset	(2.4)	1.6	16.1
Net (loss) gain on sale of assets	(0.4)	1.7	2.2
Representation and warranty provision	1.5	6.1	1.7
Other noninterest income	0.9	7.2	(14.4)
Total noninterest income	118.3	98.4	75.0
Noninterest Expense
Compensation and benefits	60.8	59.0	65.6
Commissions	10.4	9.3	7.2
Occupancy and equipment	19.9	20.1	20.4
Asset resolution	7.8	13.4	11.5
Federal insurance premiums	5.5	5.3	5.0
Loan processing expense	11.7	10.6	7.7
Legal and professional expense	9.0	10.8	11.3
Other noninterest expense	11.9	10.7	10.6
Total noninterest expense	137.0	139.2	139.3
Income (loss) before income taxes	49.7	15.5	(118.4)
Provision (benefit) for income taxes	18.2	4.4	(40.0)
Net income (loss)	31.5	11.1	(78.4)
Preferred stock dividend/accretion	—	—	(0.5)
Net income (loss) applicable to common stockholders	$31.5	$11.1	$(78.9)
Earnings (loss) per share
Basic	$0.43	$0.07	$(1.51)
Diluted	$0.43	$0.07	$(1.51)

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Mortgage loans originated (1)	$7,254	$6,603	$4,867
Other loans originated	59	103	172
Mortgage loans sold and securitized	6,254	6,831	4,474
Interest rate spread (2)	2.60%	2.67%	2.87%
Net interest margin	2.75%	2.80%	2.97%
Average common shares outstanding	56,385,454	56,310,858	56,194,184
Average fully diluted shares outstanding	56,775,039	56,792,751	56,194,184
Average interest-earning assets	$9,422	$8,725	$7,830
Average interest paying liabilities	7,505	6,918	6,363
Average stockholders' equity	1,423	1,395	1,445
Return (loss) on average assets	1.16%	0.44%	(3.39)%
Return (loss) on average equity	8.85%	3.18%	(21.85)%
Efficiency ratio	74.8%	87.2%	104.6%
Efficiency ratio (adjusted) (3)	75.4%	90.6%	91.3%
Equity-to-assets ratio (average for the period)	13.11%	13.74%	15.52%
Charge-offs to average LHFI (4)	3.97%	0.91%	1.36%

	March 31, 2015	December 31, 2014	March 31, 2014
Book value per common share	$20.43	$19.64	$19.29
Number of common shares outstanding	56,436,026	56,332,307	56,221,056
Mortgage loans subserviced for others	$44,708	$46,724	$39,554
Mortgage loans serviced for others	27,046	25,427	28,999
Weighted average service fee (basis points)	27.7	27.2	28.5
Capitalized value of mortgage servicing rights	1.03%	1.01%	1.10%
Mortgage servicing rights to Tier 1 capital	22.2%	21.8%	27.6%
Ratio of allowance for loan losses to LHFI (4)	5.69%	7.01%	8.11%
Ratio of non-performing assets to total assets	0.87%	1.42%	1.48%
Equity-to-assets ratio	12.27%	13.95%	14.06%
Common equity-to-assets ratio	9.96%	11.24%	11.28%
Number of bank branches	107	107	106
Number of FTE employees	2,680	2,739	2,798

(1)	Includes residential first mortgage and second mortgage loans.

(2)
Interest rate spread is the difference between the annualized yield earned on average interest-earning assets for the period and the annualized rate of interest paid on average interest-bearing liabilities for the period.

(3)	See Non-GAAP reconciliation.

(4)	Excludes loans carried under the fair value option.

Flagstar Bancorp, Inc.
Earnings Per Share
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Net income (loss)	$31.5	$11.1	$(78.4)
Less: preferred stock dividend/accretion	—	—	(0.5)
Net income (loss) from continuing operations	31.5	11.1	(78.9)
Deferred cumulative preferred stock dividends	(7.3)	(7.1)	(5.7)
Net income (loss) applicable to Common Stockholders	$24.2	$4.0	$(84.6)
Weighted Average Shares
Weighted average common shares outstanding	56,385,454	56,310,858	56,194,184
Effect of dilutive securities
Warrants	232,474	248,202	—
Stock-based awards	157,111	233,691	—
Weighted average diluted common shares	56,775,039	56,792,751	56,194,184
Earnings (loss) per common share
Net income (loss) applicable to Common Stockholders	$0.43	$0.07	$(1.51)
Effect of dilutive securities
Warrants	—	—	—
Stock-based awards	—	—	—
Diluted earnings (loss) per share	$0.43	$0.07	$(1.51)

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Three Months Ended
	March 31, 2015			December 31, 2014			March 31, 2014
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$1,842	$18.5	4.01%	$1,687	$17.7	4.20%	$1,297	$13.7	4.21%
Loans with government guarantees	865	5.3	2.45%	1,141	5.6	1.96%	1,270	7.9	2.50%
Loans held-for-investment
Consumer loans (1)	2,615	25.1	3.85%	2,510	23.9	3.81%	2,914	28.0	3.84%
Commercial loans (1)	1,678	16.6	3.95%	1,521	14.1	3.62%	950	9.1	3.83%
Total loans held-for-investment	4,293	41.7	3.89%	4,031	38.0	3.74%	3,864	37.1	3.84%
Investment securities	2,113	13.6	2.58%	1,621	10.8	2.66%	1,173	7.5	2.57%
Interest-earning deposits	309	0.2	0.44%	245	0.1	0.23%	226	0.2	0.26%
Total interest-earning assets	9,422	$79.3	3.37%	8,725	$72.2	3.30%	7,830	$66.4	3.39%
Other assets	1,434			1,429			1,478
Total assets	$10,856			$10,154			$9,308
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$424	$0.1	0.14%	$421	$0.1	0.14%	$420	$0.1	0.14%
Savings deposits	3,561	6.8	0.77%	3,394	6.0	0.68%	2,875	3.4	0.47%
Money market deposits	257	0.2	0.25%	257	0.1	0.22%	280	0.1	0.18%
Certificate of deposits	787	1.3	0.67%	837	1.4	0.68%	987	1.8	0.74%
Total retail deposits	5,029	8.4	0.67%	4,909	7.6	0.61%	4,562	5.4	0.48%
Government deposits
Demand deposits	225	0.2	0.39%	230	0.2	0.39%	122	0.1	0.34%
Savings deposits	374	0.5	0.52%	386	0.6	0.52%	209	0.2	0.41%
Certificate of deposits	357	0.3	0.35%	373	0.3	0.36%	337	0.3	0.28%
Total government deposits	956	1.0	0.43%	989	1.1	0.43%	668	0.6	0.33%
Total deposits	5,985	9.4	0.63%	5,898	8.7	0.58%	5,230	6.0	0.46%
Federal Home Loan Bank advances	1,161	3.2	1.08%	773	0.5	0.24%	886	0.5	0.24%
Other	359	1.8	2.39%	247	1.7	2.84%	247	1.7	2.67%
Total interest-bearing liabilities	7,505	14.4	0.78%	6,918	10.9	0.62%	6,363	8.2	0.52%
Noninterest-bearing deposits (2)	1,383			1,247			979
Other liabilities	545			594			521
Stockholders' equity	1,423			1,395			1,445
Total liabilities and stockholder's equity	$10,856			$10,154			$9,308
Net interest-earning assets	$1,917			$1,807			$1,467
Net interest income		$64.9			$61.3			$58.2
Interest rate spread (3)			2.60%			2.67%			2.87%
Net interest margin (4)			2.75%			2.80%			2.97%
Ratio of average interest-earning assets to interest-bearing liabilities			125.5%			126.1%			123.1%
Total average deposits	$7,368			$7,145			$6,209

(1)
Consumer loans include: residential first mortgage, second mortgage, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial and warehouse lending loans.

(2)	Includes company controlled deposits that arise due to the servicing of loans for others, which do not bear interest.

(3)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.

(4)	Net interest margin is net interest income divided by average interest-earning assets.

Gain on Loan Sales
(Dollars in millions)
(Unaudited)

	Three Months Ended
	March 31, 2015		December 31, 2014		March 31, 2014
Description
Valuation gain (loss)
Value of interest rate locks	$23.0	0.37%	$4.0	0.06%	$11.0	0.25%
Value of forward sales	(12.4)	(0.20)%	(7.7)	(0.11)%	(16.6)	(0.38)%
Fair value of loans held-for-sale	105.7	1.66%	132.1	1.93%	63.0	1.41%
Total valuation gains	116.3	1.86%	128.4	1.88%	57.4	1.28%

Sales losses
Marketing losses, net of adjustments	3.7	0.06%	(10.9)	(0.16)%	21.6	0.48%
Pair-off losses	(26.8)	(0.43)%	(62.1)	(0.91)%	(32.5)	(0.72)%
Provision for representation and warranty reserve	(1.9)	(0.03)%	(1.9)	(0.03)%	(1.2)	(0.03)%
Total sales losses	(25.0)	(0.40)%	(74.9)	(1.10)%	(12.1)	(0.27)%
Total gain on loan sales	$91.3		$53.5		$45.3
Total mortgage rate lock commitments (gross)	$9,035		$7,605		$6,040
Total loan sales and securitizations	$6,254	1.46%	$6,831	0.78%	$4,474	1.01%
Total mortgage rate lock commitments (fallout-adjusted) (1)	$7,185	1.27%	$6,156	0.87%	$4,854	0.93%

(1)
Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates. The net margin is based on net gain on loan sales to fallout-adjusted mortgage rate lock commitments.

Regulatory Capital - Bank
(Dollars in millions)
(Unaudited)

	March 31, 2015		December 31, 2014		September 30, 2014		June 30, 2014		March 31, 2014
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted tangible assets) (1)	$1,278	12.21%	$1,167	12.43%	$1,134	12.38%	$1,189	12.52%	$1,140	12.44%
Total adjusted tangible asset base	$10,471		$9,392		$9,162		$9,494		$9,161
Tier 1 common equity (to risk weighted assets) (1)	$1,278	21.58%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Tier 1 capital (to risk weighted assets) (1)	$1,278	21.58%	$1,167	22.54%	$1,134	22.84%	$1,189	23.75%	$1,140	23.62%
Total capital (to risk weighted assets)	1,357	22.91%	1,235	23.85%	1,199	24.14%	1,254	25.05%	1,203	24.93%
Risk weighted asset base	$5,925		$5,179		$4,968		$5,007		$4,826

(1)
On January 1, 2015, the Basel III rules became effective, subject to transitions provisions primarily related to regulatory deductions and adjustments impacting common equity Tier 1 capital and Tier 1 capital. We reported under Basel I (which included the Market Risk Final Rules) at December 31, 2014.

N/A - Not applicable.

Regulatory Capital - Bancorp
(Dollars in millions)
(Unaudited)

	March 31, 2015		December 31, 2014		September 30, 2014		June 30, 2014		March 31, 2014
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted tangible assets) (1)	$1,257	12.02%	$1,184	12.59%	$1,146	12.50%	$1,195	12.59%	$1,159	12.63%
Total adjusted tangible asset base	$10,453		$9,403		$9,173		$9,496		$9,171
Tier 1 common equity (to risk weighted assets) (1)	$908	15.38%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Tier 1 capital (to risk weighted assets) (1)	$1,257	21.26%	$1,184	22.81%	$1,146	23.03%	$1,195	23.87%	$1,159	23.96%
Total capital (to risk weighted assets)	1,336	22.61%	1,252	24.12%	1,212	24.35%	1,262	25.19%	1,223	25.28%
Risk weighted asset base	$5,909		$5,190		$4,978		$5,009		$4,836

(1)
On January 1, 2015, the Basel III rules became effective, subject to transitions provisions primarily related to regulatory deductions and adjustments impacting common equity Tier 1 capital and Tier 1 capital. We reported under Basel I (which included the Market Risk Final Rules) at December 31, 2014.

N/A - Not applicable.

Loan Originations (Dollars in millions) (Unaudited)
	Three Months Ended
	March 31, 2015		December 31, 2014		March 31, 2014
Consumer loans
Mortgage (1)	$7,254	99.2%	$6,603	98.5%	$4,867	96.6%
Other consumer (2)	21	0.3%	27	0.4%	18	0.3%
Total consumer loans	7,275	99.5%	6,630	98.9%	4,885	96.9%
Commercial loans (3)	38	0.5%	76	1.1%	155	3.1%
Total loan originations	$7,313	100.0%	$6,706	100.0%	$5,040	100.0%

(1)	Includes residential first mortgage and second mortgage loans.

(2)	Other consumer loans include: HELOC and other consumer loans.

(3)	Commercial loans include: commercial real estate and commercial and industrial loans.

Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	March 31, 2015		December 31, 2014		March 31, 2014
Consumer loans
Residential first mortgage	$2,013	43.4%	$2,194	49.3%	$2,349	58.4%
Second mortgage	146	3.2%	149	3.4%	165	4.1%
HELOC	316	6.8%	256	5.8%	273	6.8%
Other	30	0.7%	31	0.7%	35	0.9%
Total consumer loans	2,505	54.1%	2,630	59.2%	2,822	70.2%
Commercial loans
Commercial real estate	635	13.7%	620	13.9%	513	12.7%
Commercial and industrial	408	8.8%	429	9.6%	276	6.9%
Warehouse lending	1,083	23.4%	769	17.3%	409	10.2%
Total commercial loans	2,126	45.9%	1,818	40.8%	1,198	29.8%
Total loans held-for-investment	$4,631	100.0%	$4,448	100.0%	$4,020	100.0%

Residential Loans Serviced
(Dollars in millions)
(Unaudited)

	March 31, 2015		December 31, 2014		March 31, 2014
	Unpaid Principal Balance	Number of accounts	Unpaid Principal Balance	Number of accounts	Unpaid Principal Balance	Number of accounts
Serviced for own loan portfolio (1)	$4,933	27,235	$4,521	26,268	$4,482	$28,072
Serviced for others	27,046	126,393	25,427	117,881	28,999	146,339
Subserviced for others (2)	44,708	231,223	46,724	238,498	39,554	195,448
Total residential loans serviced	$76,687	384,851	$76,672	382,647	$73,035	369,859

(1)
Includes loans held-for-investment (residential first mortgage, second mortgage and HELOC), loans-held-for-sale (residential first mortgage), loans with government guarantees (residential first mortgage) and repossessed assets.

(2)	Does not include temporary short-term subservicing performed as a result of sales of servicing-released mortgage servicing rights. Includes repossessed assets.

Allowance for Loan Losses
(Dollars in millions)
(Unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Beginning balance	$297.0	$301.0	$207.0
Provision for loan losses	(3.5)	5.0	112.3
Charge-offs
Consumer loans
Residential first mortgage	(40.8)	(8.7)	(10.8)
Second mortgage	(0.8)	(0.4)	(1.1)
HELOC	(0.9)	(0.8)	(2.7)
Other	(0.7)	(0.4)	(0.5)
Total consumer loans	(43.2)	(10.3)	(15.1)
Total charge-offs	(43.2)	(10.3)	(15.1)
Recoveries
Consumer loans
Residential first mortgage	0.3	0.2	1.2
Second mortgage	0.1	0.1	0.1
HELOC	0.1	—	—
Other	0.5	0.9	0.3
Total consumer loans	1.0	1.2	1.6
Commercial loans
Commercial real estate	1.7	0.1	1.1
Total recoveries	2.7	1.3	2.8
Charge-offs, net of recoveries	(40.5)	(9.0)	(12.3)
Ending balance	$253.0	$297.0	$307.0
Net charge-off ratio (annualized) (1)	3.97%	0.91%	1.36%
Net charge-off ratio, adjusted (annualized) (1)(2)	0.45%	0.60%	1.11%
Net charge-off ratio (annualized) also by loan type (1)
Residential first mortgage	7.49%	1.58%	1.52%
Second mortgage	2.92	1.05	3.74
HELOC and consumer	2.81	0.75	6.69
Commercial real estate	(1.06)	(0.08)	(1.00)
Commercial and industrial	—	(0.03)	(0.13)

(1)	Excludes loans carried under the fair value option.

(2)	Excludes charge-offs of $36.0 million, $3.0 million and $2.3 million related to the sale loans during the three months ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively.

Representation and Warranty Reserve
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Balance, beginning of period	$53.0	$57.0	$54.0
Provision
Charged to gain on sale for current loan sales	1.9	1.9	1.2
Charged to representation and warranty provision	(1.5)	(6.1)	(1.7)
Total	0.4	(4.2)	(0.5)
Charge-offs, net	(0.4)	0.2	(5.5)
Balance, end of period	$53.0	$53.0	$48.0

Composition of Allowance for Loan Losses
(Dollars in millions)
(Unaudited)

March 31, 2015	Collectively Evaluated Reserves	Individually Evaluated Reserves	Total
Consumer loans
Residential first mortgage	$171	$16	$187
Second mortgage	7	6	13
HELOC	20	1	21
Other	—	—	—
Total consumer loans	198	23	221
Commercial loans
Commercial real estate	16	—	16
Commercial and industrial	12	—	12
Warehouse lending	4	—	4
Total commercial loans	32	—	32
Total allowance for loan losses	$230	$23	$253

December 31, 2014	Collectively Evaluated Reserves	Individually Evaluated Reserves	Total
Consumer loans
Residential first mortgage	$152	$82	$234
Second mortgage	6	6	12
HELOC	18	1	19
Other	1	—	1
Total consumer loans	177	89	266
Commercial loans
Commercial real estate	17	—	17
Commercial and industrial	11	—	11
Warehouse lending	3	—	3
Total commercial loans	31	—	31
Total allowance for loan losses	$208	$89	$297

Non-Performing Loans and Assets
(Dollars in millions)
(Unaudited)

	March 31, 2015	December 31, 2014	March 31, 2014
Non-performing loans	$56	$74	$84
Non-performing TDRs	18	29	12
Non-performing TDRs at inception but performing for less than six months	10	17	15
Total non-performing loans held-for-investment	84	120	111
Real estate and other non-performing assets, net	16	19	31
Non-performing assets held-for-investment, net (1)	$100	$139	$142

Ratio of non-performing assets to total assets	0.87%	1.42%	1.48%
Ratio of non-performing loans held-for-investment to loans held-for-investment	1.81%	2.71%	2.76%
Ratio of non-performing assets to loans held-for-investment and repossessed assets	2.15%	3.12%	3.50%

(1)	Does not include non-performing loans held-for-sale of $19.0 million, $14.8 million and $6.9 million at March 31, 2015, December 31, 2014 and March 31, 2014, respectively.

Asset Quality - Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days	Total Past Due	Total Investment Loans
March 31, 2015
Consumer loans	$22	$8	$84	$114	$2,505
Commercial loans	—	—	—	—	2,126
Total loans	$22	$8	$84	$114	$4,631
December 31, 2014
Consumer loans	$34	$10	$120	$164	$2,630
Commercial loans	—	—	—	—	1,818
Total loans	$34	$10	$120	$164	$4,448
March 31, 2014
Consumer loans	$49	$15	$109	$174	$2,822
Commercial loans	2	—	2	4	1,198
Total loans	$51	$15	$111	$178	$4,020

Troubled Debt Restructurings
(Dollars in millions)
(Unaudited)

	TDRs
	Performing	Non-performing	Non-performing TDRs at inception but performing for less than six months	Total
March 31, 2015
Consumer loans	$111	$18	$10	$139
Commercial loans	—	—	—	—
Total TDRs	$111	$18	$10	$139
December 31, 2014
Consumer loans	$362	$29	$17	$408
Commercial loans	—	—	—	—
Total TDRs	$362	$29	$17	$408
March 31, 2014
Consumer loans	$374	$12	$15	$401
Commercial loans	—	—	—	—
Total TDRs	$374	$12	$15	$401

Efficiency ratio and efficiency ratio (adjusted). The efficiency ratio, which generally measures the productivity of a bank, is calculated as noninterest expense divided by total operating income. Total operating income includes net interest income and total noninterest income. Management utilizes the efficiency ratio to monitor its own productivity and believes the ratio provides investors with a meaningful tool to monitor period-to-period productivity trends. The efficiency ratio (adjusted), excludes from noninterest expense and noninterest income (GAAP) certain adjusting items, that are described in the table below. As the provision for loan losses is already excluded by the ratio's own definition, we believe that the exclusion of representation and warranty provision provides investors with a more complete picture of our productivity and ability to generate operating income. The efficiency ratio (adjusted) provides investors with a meaningful base for period to period comparisons, which management believes will assist investors in analyzing our operating results and predicting future performance. These non-GAAP financial measures are also utilized internally by management to assess the performance of our own business.

Our calculations of the efficiency ratio may differ from the calculation of similar measures used by other banks and should be used to determine and evaluate period to period trends in our performance, rather than in comparison to other similar non-GAAP measurements utilized by other companies. In addition, investors should keep in mind that certain items excluded from income and expenses in the efficiency ratio (adjusted) are recurring and integral expenses to our operations, and that these expenses will still accrue under similar GAAP measures.

Adjusted Income from Operations and Adjusted Earnings Per Share. In addition to analyzing the Company’s results on a reported basis, management reviews the Company’s results and the results on an adjusted basis. These non-GAAP measures reflect the adjustment of the reported U.S. GAAP results for significant items that management does not believe are reflective of the Company’s current and ongoing operations.

The following table provides a reconciliation of non-GAAP financial measures utilized in the adjusted efficiency ratio and adjusted earnings per share.

Non-GAAP Reconciliation
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Net interest income (a)	$64.9	$61.3	$64.4	$62.4	$58.2
Noninterest income (b)	118.3	98.4	85.2	102.5	75.0
Less provisions:
Representation and warranty provision	(1.5)	(6.1)	2.2	5.2	(1.7)
Adjusting items:
Loan fees and charges (1)	—	—	—	(10.0)	—
Representation and warranty provision (2)	—	—	10.3	—	—
Other noninterest income (3)	—	—	—	—	21.1
Adjusted noninterest income	$118.3	$98.4	$95.5	$92.5	$96.1
Adjusted income (c)	$181.7	$153.6	$162.1	$160.1	$152.6
Noninterest expense (d)	$137.0	$139.2	$179.4	$121.4	$139.3
Adjusting items:
Legal and professional expense (4)	—	—	(1.1)	(2.9)	—
Other noninterest expense (5)	—	—	(37.5)	10.0	—
Adjusted noninterest expense (e)	$137.0	$139.2	$140.8	$128.5	$139.3

Efficiency ratio (d/(a+b))	74.8%	87.2%	120.0%	73.6%	104.6%
Efficiency ratio (adjusted) (e/c)	75.4%	90.6%	86.8%	80.2%	91.3%

Net (loss) income applicable to common stockholders	$31.5	$11.1	$(27.6)	$25.5	$(78.9)
Adjustment to remove adjusting items (1-5 above), net of tax	—	—	48.9	(17.1)	21.1
Tax impact of adjusting items	—	—	(13.6)	6.0	(7.4)
Adjusting tax item	—	—	—	—	—
Adjusted net (loss) income applicable to common stockholders	$31.5	$11.1	$7.7	$14.4	$(65.2)

Diluted (loss) earnings per share	$0.43	$0.07	$(0.61)	$0.33	$(1.51)
Adjustment to remove adjusting items	—	—	0.86	(0.31)	0.38
Tax impact of adjusting items	—	—	(0.24)	0.11	(0.13)
Adjusting tax item	—	—	—	—	—
Diluted adjusted (loss) earnings per share	$0.43	$0.07	$0.01	$0.13	$(1.26)

Weighted average shares outstanding
Basic	56,385,454	56,310,858	56,249,300	56,230,458	56,194,184
Diluted	56,775,039	56,792,751	56,249,300	56,822,102	56,194,184

(1)	Reverse benefit for contract renegotiation.

(2)	Add back reserve increase related to indemnifications claims on government insured loans.

(3)	Negative fair value adjustment on repurchased performing loans and a benefit for contract renegotiation.

(4)	Adjust for legal expenses related to the litigation settlements during the respective periods.

(5)	Adjust for CFPB litigation settlement expense.

Nonperforming assets / Tier 1 + Allowance for Loan Losses. The ratio of nonperforming assets to Tier 1 and allowance for loan losses divides the total level of nonperforming assets held for investment by Tier 1 capital (to adjusted total assets), as defined by bank regulations, plus allowance for loan losses. We believe these measurements are meaningful measures of capital adequacy used by investors, regulators, management and others to evaluate the adequacy of capital in comparison to other companies within the industry.

	March 31, 2015	December 31, 2014	March 31, 2014
Non-performing assets / Tier 1 capital + allowance for loan losses	(Dollars in millions)
Non-performing assets	$100	$139	$142
Tier 1 capital (1)	1,278	1,167	1,140
Allowance for loan losses	253	297	307
Tier 1 capital + allowance for loan losses	$1,531	$1,464	$1,447
Non-performing assets / Tier 1 capital + allowance for loan losses	6.5%	9.5%	9.8%

(1)	Represents Tier 1 capital for the Company.

Basel III (transitional) to Basel III (fully phased-in) reconciliation. On January 1, 2015, the Basel III rules became effective, subject to transitions provisions primarily related to regulatory deductions and adjustments impacting common equity Tier 1 capital and Tier 1 capital. We reported under Basel I (which included the Market Risk Final Rules) at December 31, 2014. When fully phased-in, Basel III will increase capital requirements through higher minimum capital levels as well as through increases in risk-weights for certain exposures. Additionally, the final Basel III rules place greater emphasis on common equity. In October 2013, the OCC and Federal Reserve released final rules detailing the U.S. implementation of Basel III and the application of the risk-based and leverage capital rules to top-tier savings and loan holding companies. We have transitioned to the Basel III framework beginning in January 2015 and are subject to a phase-in period extending through January 2019. Accordingly, the calculations provided below are estimates. These measures are considered to be non-GAAP financial measures because they are not formally defined by GAAP and the Basel III implementation regulations will not be fully phased-in until 2019. The regulations are subject to change as clarifying guidance becomes available and the calculations currently include our interpretations of the requirements including informal feedback received through the regulatory process. Other entities may calculate the Basel III ratios differently from ours based on their interpretation of the guidelines. Since analysts and banking regulators may assess our capital adequacy using the Basel III framework, we believe that it is useful to provide investors information enabling them to assess our capital adequacy on the same basis.

March 31, 2015	Common Equity Tier 1 (to Risk Weighted Assets)	Tier 1 Leverage (to Adjusted Tangible Assets)	Tier 1 Capital (to Risk Weighted Assets)	Total Risk-Based Capital (to Risk Weighted Assets)
Flagstar Bank (the Bank)
Regulatory capital – Basel III (transitional) to Basel III (fully phased-in) (1)
Basel III (transitional)	$1,278	$1,278	$1,278	$1,357
Increased deductions related to deferred tax assets, mortgage servicing assets, and other capital components	(148)	(148)	(148)	(146)
Basel III (fully phased-in) capital (1)	$1,130	$1,130	$1,130	$1,211
Risk-weighted assets – Basel III (transitional) to Basel III (fully phased-in) (1)
Basel III assets (transitional)	$5,925	$10,470	$5,925	$5,925
Net change in assets	165	(148)	165	165
Basel III (fully phased-in) assets (1)	$6,090	$10,322	$6,090	$6,090
Capital ratios
Basel III (transitional)	21.58%	12.21%	21.58%	22.91%
Basel III (fully phased-in) (1)	18.56%	10.95%	18.56%	19.89%

(1)
On January 1, 2015, the Basel III rules became effective, subject to transitions provisions primarily related to regulatory deductions and adjustments impacting common equity Tier 1 capital and Tier 1 capital. We reported under Basel I (which included the Market Risk Final Rules) at December 31, 2014.

March 31, 2015	Common Equity Tier 1 (to Risk Weighted Assets)	Tier 1 Leverage (to Adjusted Tangible Assets)	Tier 1 Capital (to Risk Weighted Assets)	Total Risk-Based Capital (to Risk Weighted Assets)
Flagstar Bank (the Company)
Regulatory capital – Basel III (transitional) to Basel III (fully phased-in) (1)
Basel III (transitional)	$909	$1,257	$1,257	$1,336
Increased deductions related to deferred tax assets, mortgage servicing assets, and other capital components	(356)	(197)	(197)	(196)
Basel III (fully phased-in) capital (1)	$553	$1,060	$1,060	$1,140
Risk-weighted assets – Basel III (transitional) to Basel III (fully phased-in) (1)
Basel III assets (transitional)	$5,909	$10,454	$5,909	$5,909
Net change in assets	3	(197)	3	3
Basel III (fully phased-in) assets (1)	$5,912	$10,257	$5,912	$5,912
Capital ratios
Basel III (transitional)	15.38%	12.02%	21.26%	22.61%
Basel III (fully phased-in) (1)	9.36%	10.34%	17.93%	19.28%

(1)
On January 1, 2015, the Basel III rules became effective, subject to transitions provisions primarily related to regulatory deductions and adjustments impacting common equity Tier 1 capital and Tier 1 capital. We reported under Basel I (which included the Market Risk Final Rules) at December 31, 2014.